Exhibit 15

                          Accountants' Acknowledgment

Footstar, Inc.
Mahwah, New Jersey

Board of Directors:

Re:  Registration Statements Numbers 33-20731 and 33-30011 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated October 22, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                             /s/KPMG Peat Marwick LLP

New York, New York
November 16, 1998